UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2013

TTM TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-31285	91-1033443
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1665 Scenic Avenue, Suite 250 Costa Mesa, California		92626
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (714) 327-3000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Thomas T. Edman as President and Chief Executive Officer

In connection with the previously announced retirement of Kenton K. Alder as Chief Executive Officer of TTM Technologies, Inc. (the “Company”), on December 27, 2013, the Board of Directors of the Company appointed Thomas T. Edman, currently President of the Company, as President and Chief Executive Officer of the Company, effective January 1, 2014.

Letter Agreement with Kenton K. Alder

Also in connection with the retirement of Mr. Alder as Chief Executive Officer of the Company, on December 20, 2013, the Company entered into a letter agreement with Mr. Alder (the “Letter Agreement”). Pursuant to the terms of the Letter Agreement, Mr. Alder will serve on a part time basis as a consultant and advisor to Mr. Edman and will provide counsel on strategy, attend certain meetings and be involved in special projects. The term of Mr. Alder’s service pursuant to the Letter Agreement will be for one year commencing on January 1, 2014. Pursuant to the Letter Agreement, Mr. Alder will receive annual compensation of $410,000, which the Company will pay in equal installments on a bi-weekly basis. The Company has agreed to reimburse Mr. Alder for the cost of COBRA premiums for one year, and Mr. Alder will receive certain other benefits similar to other part time employees of the Company, including paid time off and participation in the Company’s 401(k) plan.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit No.	Description

10.35	Letter Agreement by and between the Company and Kenton K. Alder dated December 20, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 27, 2013	TTM TECHNOLOGIES, INC.

	By:	/s/ Thomas T. Edman
Thomas T. Edman
President

Exhibit No.	Description

10.35	Letter Agreement by and between the Company and Kenton K. Alder dated December 20, 2013